CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated July 23, 2009, relating to the financial statements and financial highlights which appear in the May 31, 2009 Annual Reports to Shareholders of John Hancock Government Income Fund, John Hancock High Yield Fund, John Hancock Bond Fund, John Hancock Investment Grade Bond Fund, and John Strategic Income Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
September 22, 2009